SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2003

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31029-40 (Commission File Number)	75-2883117 (IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas (Address of principal executive offices)	75074 (Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Item 5.	Other Events.

On July 2, 2003, the Registrant announced that it has been notified by NASDAQ that its common stock will be delisted from the NASDAQ Stock Market effective with the open of business on July 7, 2003. The delisting is, in part, a result of the Company’s failure to file its periodic reports in a timely manner with the Securities and Exchange Commission.

The Registrant expects to file its annual report for 2002 on Form 10-K and Form 10-Q for the quarter ended March 31, 2003 by the end of July 2003.

Based upon the Registrant’s belief that it will be able to complete and file its required SEC filings by July 31, 2003, the Registrant will appeal the Listing Qualification Panel’s decision. During the appeals process, the Registrant’s common stock will remain delisted and there can be no assurance as to whether or not the appeals process will lead to a different result.

In the event that the Registrant’s appeal is unsuccessful, the Registrant intends to reapply to the NASDAQ Stock Market at such time as it can satisfy NASDAQ’s listing requirements.

The Registrant’s securities will not be immediately eligible to trade on the Over the Counter (OTC) Bulletin Board since the Registrant is not current in all of its periodic reporting requirements. The Registrant anticipates that its common stock may be eligible to trade on the OTC Bulletin Board after its SEC filings are current. In the meantime, the Registrant’s common stock may become quoted in the Pink Sheets upon application by a market maker. The Registrant cannot provide assurance with respect to when, or if, market makers can be found, applications are prepared and accepted, or quotations will be available.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: July 3, 2003	By:	/s/ NANCY A. RICHARDSON
Nancy A. Richardson Chief Financial Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Page

99.1	Press release issued related to, among other things, the Registrant’s announcement that its common stock will be delisted from the NASDAQ Stock Market.	4